Exhibit 5.1

May 30, 2023

Rick Havenstrite, CEO

Desert Hawk Gold Corp.

Re:	Registration Statement on Form S-1

Dear Mr. Havenstrite:

We have acted as counsel for Desert Hawk Gold Corp., a Nevada corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”) declared effective on April 14, 2020, as amended and declared effective on April 26, 2021, as amended and declared effective on April 8, 2022, by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

I have reviewed Post-Effective Amendment No. 3 to the Registration Statement (the “Amended Registration Statement”), including the prospectus (the “Prospectus”) that is a part of the Amended Registration Statement.  The Amended Registration Statement registers the offering and sale by a selling stockholder (the “Selling Stockholder”) of the Company (the “Secondary Offering”) of up to an aggregate of 6,060,824 shares of Common Stock (the “Selling Stockholder Shares”) to be offered and sold by the Selling Stockholder in the Secondary Offering.

In connection with this opinion, I have reviewed originals or copies (certified or otherwise identified to my satisfaction) of the Company’s Amended and Restated Articles of Incorporation, as amended, the Company’s Bylaws, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement, and such other records, documents, statutes and decisions, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant in rendering this opinion.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

The opinions expressed below are limited to the laws of the State of Nevada (including the applicable provisions of the Nevada Constitution applicable judicial and regulatory decisions interpreting these laws and applicable rules and regulations underlying these laws) and the federal laws of the United States.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that pursuant to the corporate laws of the State of Nevada, including all relevant provisions of the state constitution and all judicial interpretations interpreting such provisions, the Selling Stockholder Shares are validly issued, fully paid and non-assessable.

Rick Havenstrite, CEO

May 30, 2023

I hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement and to the use of my firm’s name in the related Prospectus under the heading “Legal Matters.”

Very truly yours,

/s/ Kyle T. Hampton